UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 11, 2020

FORUM MERGER II CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-38615	82-5457906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1615 South Congress Avenue, Suite 103

Delray Beach, FL 33445

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (212) 739-7860

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A common stock and one redeemable warrant	FMCIU	The Nasdaq Stock Market LLC
Class A common stock, par value $0.0001 per share	FMCI	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A common stock	FMCIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On June 11, 2020, Forum Merger II Corporation, a Delaware corporation (“Forum”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sprout Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Forum (“Merger Sub”), Myjojo, Inc., a Delaware corporation (“Ittella Parent”) and Salvatore Galletti, in his capacity as the holder representative. Pursuant to the transactions contemplated by the terms of the Merger Agreement, and subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into Ittella Parent (the “Merger”), with Ittella Parent surviving the merger in accordance with the Delaware General Corporation Law as a wholly owned subsidiary of Forum (the transactions contemplated by the Merger Agreement and the related ancillary agreements, the “Business Combination”).

Consideration and Sponsor Earnout Shares

The aggregate consideration payable at the closing of the Business Combination (the “Closing”) to the stockholders of Ittella Parent is approximately $420 million, subject to the purchase price adjustments as set forth in the Merger Agreement (the “Closing Merger Consideration”). The Closing Merger Consideration is required to be comprised of between $50 million and $75 million in cash, with the remainder of the Closing Merger Consideration comprised of Forum’s common stock, valued at $10.00 per share.

An additional 5,000,000 shares of Forum’s common stock (the “Holdback Shares”) are payable after the Closing to the stockholders of Ittella Parent if, within the first three years after the Closing, the following conditions are satisfied: (i) if the trading price of Forum’s common stock equals or exceeds $12.00 on any 20 trading days in any 30-day trading period (the “$12.00 Share Price Trigger”), then 2,500,000 Holdback Shares will be released to the stockholders of Ittella Parent, (ii) if the trading price of Forum’s common stock equals or exceeds $14.00 on any 20 trading days in any 30-day trading period (each of such $14.00 trigger and the $12.00 Share Price Trigger, a “Share Price Trigger”), then 2,500,000 Holdback Shares will be released to the stockholders of Ittella Parent, and (iii) if a change in control occurs, all Holdback Shares not previously released will be released to the stockholders of Ittella Parent. If the conditions to release of the Holdback Shares are not satisfied within the first three years of Closing, the Holdback Shares are forfeited.

Forum Investors II LLC, a Delaware limited liability company and the sponsor of Forum (the “Sponsor”), has agreed that at the Closing, it will place 2,500,000 founder shares of Forum’s common stock held by it (the “Sponsor Earnout Shares”) into escrow. The vesting, release and forfeiture terms of the Sponsor Earnout Shares are the same as the vesting, release and forefeiture terms applicable to the Holdback Shares, with 50% of the Sponsor Earnout Shares vesting at each Share Price Trigger, and all Sponsor Earnout Shares released if a change of control occurs, within the first three years after the Closing.

Representations, Warranties and Covenants

The Merger Agreement contains customary representations, warranties and covenants by the parties thereto, including, among other things, covenants with respect to the conduct of Forum and Ittella Parent during the period between execution of the Merger Agreement and the closing of the Business Combination (the “Closing”).

Conditions to Closing

The Closing is subject to certain conditions, including, among other things, (i) approval by Ittella Parent’s stockholders and the stockholders of Forum of the Business Combination, (ii) approval of the listing of Forum’s common stock to be issued in connection with the Business Combination, (iii) that Forum shall have cash available to pay at least $50 million of the Merger Consideration in cash at the Closing, (iv) that Ittella Parent shall have delivered to Forum certain financial statements of Ittella Parent and its subsidiaries, together with all related notes and schedules thereto, accompanied by a signed report of Ittella Parent’s independent auditor with respect thereto, which report shall refer to the standards of the Public Company Accounting Oversight Board and (v) as of a moment in time prior to the Closing, Forum shall not have indebtedness for borrowed money that exceeds $5,000,000.

Termination

The Merger Agreement may be terminated prior to the Closing under certain circumstances, including, among others, (i) by written consent of Ittella Parent and Forum, (ii) by written notice from either Forum or Ittella Parent, if the Closing has not occurred on or before September 30, 2020 (the “Termination Date”), unless the terminating party’s failure to comply with its obligations under the Merger Agreement has resulted in the Closing not occurring on or before such date, (iii) by written notice from either Forum or Ittella Parent, in the event that the other party breaches any of its representations, warranties, covenants or other agreements under the Merger Agreement in a manner that would result in the failure of the conditions to Forum’s obligation to consummate the Business Combination as of the Termination Date and such breach has not been cured within 30 days after receiving notice, (iv) by written notice to Ittella Parent from Forum if at any time prior to the approval by Forum’s public stockholders, the board of directors of Forum shall have effected a change in recommendation and (v) by written notice to Forum from Ittella Parent if at any time prior to the approval by Forum’s public stockholders, if the board of directors of Forum shall have effected a change in recommendation.

The foregoing description of the Merger Agreement and the Business Combination does not purport to be complete and is qualified in its entirety by the terms and conditions of the Merger Agreement, a copy of which is attached as Exhibit 2.1 hereto and is incorporated by reference herein. The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of such agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The Merger Agreement has been attached to provide investors with information regarding its terms and is not intended to provide any other factual information about Forum, Ittella Parent or any other party to the Merger Agreement. In particular, the representations, warranties, covenants and agreements contained in the Merger Agreement, which were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and reports and documents filed with the U.S. Securities and Exchange Commission (the “SEC”). Investors should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Merger Agreement. In addition, the representations, warranties, covenants and agreements and other terms of the Merger Agreement may be subject to subsequent waiver or modification. The representations and warranties made by the parties in the Merger Agreement will not survive the Closing. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Forum’s public disclosures.

Restrictive Covenant Agreements

In connection with the entry into the Merger Agreement, Forum entered into restrictive covenant agreements (collectively, the “Restrictive Covenant Agreements”) with Salvatore Galletti, Sarah Galletti and certain other individuals (the “Restricted Parties”). Pursuant to the terms of the Restrictive Covenant Agreements, the Restricted Parties have agreed to certain non-compete, non-solicit and non-disparagement provisions. The foregoing description of the Restrictive Covenant Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the form of Restrictive Covenant Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Employment Agreements

In connection with the entry into the Merger Agreement, Forum entered into customary employment agreements or indicative terms of employment with Salvatore Galletti, Sarah Galletti and certain other individuals, effective as of the Closing (collectively, the “Employment Agreements”). Pursuant to the terms of the Employment Agreements, Salvatore Galletti, Sarah Galletti and certain other individuals accepted employment with Forum. The foregoing description of the Employment Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the form of Employment Agreement, a copy of which is filed as Exhibit 10.2 hereto and is incorporated by reference herein.

Sponsor Earnout Letter

In connection with the entry into the Merger Agreement, Forum entered into the Sponsor Earnout Letter with the Sponsor and Ittella Parent (the “Sponsor Earnout Letter”), pursuant to which the Sponsor agreed that effective upon the Closing, the Sponsor will place the Sponsor Earnout Shares into escrow and subject such shares to the vesting conditions set forth in the Merger Agreement, as described above under “Consideration and Sponsor Earnout Shares.” If such vesting conditions are not satisfied, then the Sponsor Earnout Shares will be forfeited and cancelled. The foregoing description of the Sponsor Earnout Letter does not purport to be complete and is qualified in its entirety by the terms and conditions of the Sponsor Earnout Letter, a copy of which is filed as Exhibit 10.3 hereto and is incorporated by reference herein.

Amended and Restated Registration Rights Agreement

At the Closing, Forum will enter into an amended and restated registration rights agreement (the “A&R RRA”) with Forum Investors II LLC, Jefferies LLC, EarlyBirdCapital, Inc., UMB Capital Corporation, Salvatore Galletti, Pizzo Food, Srls and Stephanie Dieckmann (collectively, the “Investors”), which, among other things, amends and restates the registration rights agreement entered into by and among Forum, Forum’s initial directors and officers, the Sponsor, Jefferies LLC and EarlyBirdCapital, Inc. at the time of Forum’s initial public offering. Pursuant to the terms of the A&R RRA, among other things, Forum will be obligated to file, not later than 120 days after the Closing, a registration statement covering the shares of common stock issued or issuable to the Investors.

In addition, Forum’s initial investors will agree that they will not transfer (i) 1,250,000 shares of Forum’s Class B common stock (or shares of common stock issuable in conversion thereof) (the “Founder Shares”) held by them prior to six months after the Closing and (ii) 1,250,000 Founder Shares held by them prior to the earlier of (x) twelve months after the Closing, (y) the date on which the last sales price of Forum’s common stock exceeds $12.00, subject to adjustment as provided therein and (z) the date on which Forum completes a transaction that results in all of Forum’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. In addition, the holders of shares of Forum’s common stock received as consideration in the Business Combination will agree not to transfer any of such shares held by them prior to six months after the Closing.

The foregoing description of the A&R RRA does not purport to be complete and is qualified in its entirety by the terms and conditions of the A&R RRA, a copy of which is filed as Exhibit 10.4 hereto and is incorporated by reference herein.

Item 7.01	Regulation FD Disclosure.

On June 12, 2020, Forum and Ittella Parent held an investor call to discuss the Business Combination. A copy of the transcript for the call is furnished hereto as Exhibit 99.1.

The information in this Item 7.01, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of Forum under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, regardless of any general incorporation language in such filings. This Current Report on Form 8-K will not be deemed an admission as to the materiality of any information of the information in this Item 7.01, including Exhibit 99.1.

Important Information About the Business Combination and Where to Find It

In connection with the Business Combination, Forum intends to file a preliminary proxy statement. Forum will mail a definitive proxy statement and other relevant documents to its stockholders. Forum’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement and the amendments thereto and the definitive proxy statement and documents incorporated by reference therein filed in connection with the Business Combination, as these materials will contain important information about Forum, Ittella Parent and the Business Combination. When available, the definitive proxy statement and other relevant materials for the Business Combination will be mailed to stockholders of Forum as of a record date to be established for voting on the Business Combination. Stockholders will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s web site at www.sec.gov, or by directing a request to: Forum Merger II Corporation, 1615 South Congress Avenue, Suite 103, Delray Beach, FL 33445, Attention: Secretary, telephone: (212) 739-7860.

Participants in the Solicitation

Forum and its directors and executive officers may be deemed participants in the solicitation of proxies from Forum’s stockholders with respect to the Business Combination. A list of the names of those directors and executive officers and a description of their interests in Forum is contained in Forum’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC and is available free of charge at the SEC’s web site at www.sec.gov, or by directing a request to Forum Merger II Corporation, 1615 South Congress Avenue, Suite 103, Delray Beach, FL 33445, Attention: Secretary, telephone: (212) 739-7860. Additional information regarding the interests of such participants will be contained in the proxy statement for the Business Combination when available.

Ittella Parent and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of Forum in connection with the Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the Business Combination will be included in the proxy statement for the Business Combination when available.

Forward-Looking Statements

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forum and Ittella Parent’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Forum’s and Ittella Parent’s expectations with respect to future performance and anticipated financial impacts of the Business Combination, the satisfaction of the closing conditions to the Business Combination and the timing of the completion of the Business Combination. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside Forum’s and Ittella Parent’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or could otherwise cause the Business Combination to fail to close; (2) the outcome of any legal proceedings that may be instituted against Forum or Ittella Parent following the announcement of the Merger Agreement and the Business Combination; (3) the inability to complete the Business Combination, including due to failure to obtain approval of the stockholders of Forum or other conditions to closing in the Merger Agreement; (4) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the Business Combination; (5) the inability to obtain the listing of the ordinary shares of the post-acquisition company on the Nasdaq Stock Market or any alternative national securities exchange following the Business Combination; (6) the risk that the announcement and consummation of the Business Combination disrupts current plans and operations; (7) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (8) costs related to the Business Combination; (9) changes in applicable laws or regulations; (10) the possibility that Ittella Parent may be adversely affected by other economic, business, and/or competitive factors; (11) the impact of COVID-19 on the combined company’s business; and (12) other risks and uncertainties indicated from time to time in the proxy statement to be filed relating to the Business Combination, including those under “Risk Factors” therein, and in Forum’s other filings with the SEC. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that Forum considers immaterial or which are unknown. Forum cautions that the foregoing list of factors is not exclusive. Forum cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Forum does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

No Offer or Solicitation

This Current Report on Form 8-K shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Business Combination. This Current Report on Form 8-K shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act, or an exemption therefrom.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1†	Agreement and Plan or Merger, dated as of June 11, 2020, by and among Forum Merger II Corporation, Sprout Merger Sub, Inc., Myjojo, Inc., and Salvatore Galletti.
10.1	Form of Restrictive Covenant Agreement.
10.2	Form of Employment Agreement.
10.3	Sponsor Earnout Letter, dated as of June 11, 2020, by and among Forum Merger II Corporation, Forum Investors II LLC, Myjojo, Inc. and Salvatore Galletti, as the holder representative.
10.4	Amended and Restated Registration Rights Agreement, dated as of June 11, 2020, by and among Forum Merger II Corporation, Forum Investors II LLC, Jefferies LLC, EarlyBirdCapital, Inc., UMB Capital Corporation, Salvatore Galletti, Pizzo Food, Srls and Stephanie Dieckmann.
99.1	Transcript of Investor Call held on June 12, 2020.

† Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORUM MERGER II CORPORATION

Dated: June 12, 2020	By:	/s/ David Boris
		Name:	David Boris
		Title:	Co-Chief Executive Officer and Chief Financial Officer